Se nt in el O ne Q 4 F Y 20 23 Q4 FY2023 Letter to Shareholders March 14, 2023

Q4 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 1 To Our Shareholders Our Q4 results demonstrate strong execution and success in delivering high growth with substantial margin improve- ment. Our market position is strengthening across both endpoint and cloud security. Our ARR per customer expanded, NRR remained above 130%, and our win rates increased. Macroeconomic headwinds remained, yet we delivered excellent quarterly performance that exceeded our expectations across the board. These results reflect the focus, teamwork, and customer-first mentality of the SentinelOne culture. ARR grew 88% year-over-year to $549 million, crossing the half-a-billion dollar mark. Revenue for fiscal year 2023 grew 106% year-over-year to $422 million. This is tremendous progress in terms of the scale and speed in which we achieved it. Our sights are set much higher. Once again, we exceeded the Rule of 50 in Q4, indicating strong unit economics and scalability of our business model. Our GAAP and non-GAAP gross margin expanded by 5 and 9 per- centage points year-over-year, respectively. Similarly, our GAAP and non-GAAP operating margin expanded by 29 and 31 percentage points year-over-year, respectively. We are making meaningful progress toward our profitability targets as we strategically balance investments with the pace of growth. In Q4, we reached another milestone as our customer base now exceeds 10,000. Our competitive differentiation is resonating with businesses across all sizes and geographies. We are winning in a significant majority of competitive situations—our win rates increased in the fourth quarter, including against large next-gen competitors. Customers most commonly select SentinelOne for leading security performance and breadth, ease of use, and superior platform value. Our momentum with large enterprises and expanding platform adoption continues to drive increasing ARR per customer. We secured many prominent large wins ranging from U.S. federal agencies to global financial institutions and technology pioneers, spanning both endpoint and cloud footprints. Existing customers are doubling down on their commitment and consolidating on the Singularity platform. Our gross retention rate (GRR) improved sequentially, and net retention rate (NRR) remained above 130% driven by footprint expansion and module adoption. Singularity Cloud had a record quarter and remained our fastest-growing solution in Q4, followed by strong contributions from other adjacent capabilities. Finally, our diverse and expansive partner eco- system continues to magnify and strengthen our market presence. We achieved another quarter of standout growth from our MSSP partners as businesses are increasingly turning to managed security protection, where our differen- tiated technology architecture is extremely well positioned to deliver superior platform value to our partners and their customers. Together, we are driving meaningful and resilient growth by providing enterprise grade protection to customers of all sizes. 01

Q4 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 2 Continued Margin Improvement and Balanced Investments As we discussed last quarter, our focus as a team has been to elevate our execution and enhance our margin struc- ture. We are extremely pleased with the improving execution of Sentinels as demonstrated by our higher win rates, new customer adds, and overall financial outperformance. We’ve also made tremendous progress on margin im- provement in a short period of time. Our increasing scale and data-enabled efficiencies helped us deliver a record non-GAAP gross margin in Q4. In addition, our significant operating margin improvement in Q4 clearly demonstrates our agility and sharp focus on cost management. Looking ahead, we plan to remain dynamic by strategically investing in key growth areas and ensure that our path to profitability does not deviate across different economic scenarios. Strengthening Our Technology Leadership We are committed to delivering the highest efficacy and security to our customers and staying ahead of the threat landscape. We are delivering on this commitment. Building on our consistent leadership in the MITRE ATT&CK Eval- uations, we were once again named a Leader in the 2022 Gartner Magic Quadrant for Endpoint Protection Platforms and ranked the highest across all customer use cases in Gartner’s 2022 Critical Capabilities for Endpoint Protection Platforms. We believe these industry accolades clearly demonstrate that SentinelOne offers the best protection across multiple attack vectors for all enterprise types and sizes. Beyond technical efficacy, our fully unified data and security platform helps customers consolidate incumbent products and achieve a superior ROI. SentinelOne customers get cost-efficient data ingestion and retention at scale with more automation, more actionability, and more capabilities. In fiscal year 2024, we are prioritizing areas of clear competitive differentiation across product roadmap and go- to-market. A platform is only as good as the sum of its parts, and we intend to remain best of breed in all aspects of our platform. We expect to advance our fundamental security leadership, extend our cloud security advantage, and further expand our platform breadth—all powered by a unified security data lake. Our top priority is ensuring that enterprises are always secure and protected. Our platform approach helps enterprises consolidate point solutions and achieve better security outcomes. We believe our broadening platform innovations will magnify our competitive differentiation across multiple and large addressable markets. As enterprises are rapidly shifting workloads to the cloud, rising cloud-based attacks are bringing awareness to this critical enterprise need. Cloud security is a critical enterprise need and a fast-growing greenfield opportunity. The rapid growth of our cloud workload protection (CWP) solution is being propelled by rising customer adoption, multiple million-dollar wins, and critical competitive replacements—contributing about 15% of our quarterly ACV and more than doubling quarter-over-quarter. Singularity Cloud’s operational stability, resource efficiency, and real time visibil- ity distinctly stand out from the competition. We have a clear competitive advantage in this market. And now, we are extending our cloud security advantage by combining forces with Wiz, the leader in cloud security posture manage- ment (CSPM). Through this exclusive partnership, we are combining two of the leading cloud security assets in the market and creating a best-of-breed solution for enterprises.

Q4 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 3 Q4 FY2023 Highlights • Annualized Recurring Revenue (ARR) grew 88% year-over-year to $549 million at the end of our fiscal fourth quarter. Revenue in the quarter grew 92% year-over-year to $126 million. • We added about 750 customers in our fiscal fourth quarter. Total customer count grew ~50% year-over-year to over 10,000 at quarter-end. Customers with ARR over $100,000 grew 74% year-over-year to 905. Dollar-based net revenue retention rate (NRR) remained above 130%. • Fiscal fourth quarter GAAP gross margin was 68%, up 5 percentage points year-over-year. Non-GAAP gross margin reached a new record of 75%, up 9 percentage points year-over-year. • Fiscal fourth quarter GAAP operating margin was (79)%, up 29 percentage points year-over- year. Non-GAAP operating margin was (35)%, up 31 percentage points year-over-year. Helping Customers in a Dynamic Demand Environment Global economic conditions remained similar to last quarter. We continue to see customer cost-consciousness and prudence around IT budgets, which has led to longer sales cycles and deal right-sizing. We expect these dynamics to persist. Customers are evaluating deals to ensure they are getting the best product and value at a rational price. Fundamentally, the enterprise need for cybersecurity remains mission critical. Our AI-based security and platform approach allows us to be flexible in meeting diverse budgetary needs and deliver our customers a favorable cost of ownership, especially important in today’s environment. Our platform solutions including endpoint, cloud, identity, and security data are among the top IT spending priorities. Entering FY24, our pipeline nearly doubled year-over-year and continued to build at a record pace thus far. Our competitive position is stronger, and we are proud to protect over 10,000 enterprises around the world. Our top priority is securing tomorrow, with a relentless focus on technology leadership, trust, and transparency. Broadly, the world is going through a seachange on geopolitical, economic, and technological fronts. Right before our eyes, we’ve seen AI evolve significantly, unlocking massive opportunities across endless applications. Left unchal- lenged, there can be serious and potentially dangerous externalities. Responsibility, good business practices, and safeguarding operations are essential. In positive ways, AI can be harnessed to help with cybersecurity and safety. This is how we are using AI in a directed, structured, and targeted way. From early on, we developed a fully automat- ed, AI-based security platform, integrating neural networks to serve a specific use case and function to combat cyber attacks and protect our digital way of life—as a force for good.

Full Year FY2023 Highlights

- Revenue grew by 106% to $422 million compared to $205 million in fiscal year 2022.
- GAAP gross margin was 66%, compared to 60% in fiscal year 2022. Our non-GAAP gross margin was 72%, compared to 63% in fiscal year 2022.
- GAAP operating margin was (95)%, compared to (130)% in fiscal year 2022. Our non-GAAP operating margin was (49)%, compared to (85%) in fiscal year 2022.



Annualized Recurring Revenue (ARR)
$ million, year over year growth
96%
123%
88%
$131
$292
$549
FY21
FY22
FY23



Revenue
$ million, year over year growth
100%
120%
106%
$93
$205
$422
FY21
FY22
FY23



Gross Margin
% of revenue, GAAP & Non-GAAP
58%
58%
63%
60%
72%
66%
FY21
FY22
FY23
GAAP
Non-GAAP



Operating Margin
% of revenue, GAAP & Non-GAAP
FY21
FY22
FY23
(107)%
(124)%
(85)%
(130)%
(49)%
(95)%
GAAP
Non-GAAP

SENTINELONE Q4 FY2023 LETTER TO SHAREHOLDERS 4

Operating as an open venue for threat researchers, SentinelLabs is committed to sharing the latest in threat intelligence with a broader community of cyber defenders. The SentinelLabs team helps global enterprises and government bodies stay ahead of their adversaries by providing novel findings from malware, exploits, advanced persistent threats (APTs), and cybercrime. The SentinelLabs team works closely with government and industry-wide collaborators to further our shared goal of a safer cyberspace for all users. The battle never ends, and the below showcases several discoveries we made last year. January Identified new variants of the PowGoop malware belonging to Iranian-linked threat actor MuddyWater, describing how this adversary used tunneling tools and likely exploited CVE-2020-0688 on Exchange servers to compromise governmental organizations. February SentinelLabs dubbed Hermetic Wiper, a signed driver targeting Windows devices in Ukrainian organizations. Also exposed a decade-old state-sponsored adversary named ModifiedElephant targeting human rights activists, lawyers, academics involved in civilian dissent in India. March Reported on a Chinese threat actor Scarab APT attempting to infect organizations in Ukraine with HeaderTip malware. Disclosed multiple critical severity flaws in Microsoft Azure’s Defender for IoT that could allow unauthenticated attackers to remotely compromise devices. April Discovered that threat actors were sideloading Cobalt Strike beacons via a signed VMware xfer logs command line utility. Also discovered this technique was connected with an affiliate Microsoft tracks as DEV-0401, a threat actor that had not previously been known to use LockBit. May Reported on CrateDepression, a supply-chain attack against the Rust development community. Also, threat actors targeted PyPI with a malicious Python package in a typosquatting campaign. We noted how the macOS payload used a similar obfuscation technique to OSX.Zuru in 2021 to drop a Cobalt Strike beacon on infected devices. June Our research revealed a newly-discovered APT dubbed Aoqin Dragon that had been quietly spying on government, education, and telecommunication organizations in Southeast Asia and Australia for over a decade. July Discovered that a Chinese state-sponsored cyber espionage group had set its sights on Russian targets in the midst of the Ukraine war. Also explored how malicious Windows applications created as APPX and MISIX packages were being used by threat actors as an alternative infection vector to Office macros. August In light of Microsoft’s announced lockdown of Office Macros, we published on how Windows shortcuts, LNK files, were being abused by threat actors. Discovered that Windows Explorer was the top LOLBin (living off the land binary) in the chain of LOLBins that threat actors use to execute malware via LNK files. September Uncovered Metador, a mysterious threat actor that SentinelLabs found had been targeting telecommunications, internet service providers, and universities in several countries in the Middle East and Africa. Also published research on Void Balaur, a cyber mercenary group running hack-for-hire campaigns on targets in the United States, Russia, Ukraine, and other countries. October Published research on Chinese-linked APTs with research on a new threat cluster we track as WIP19. WIP19 has been targeting telecommunications and IT service providers in the Middle East and Asia using a stolen digital certificate signed by a company called “DEEPSoft”. November Published research on how SocGholish had significantly diversified and expanded their infrastructure for staging malware with new servers, many of which were located in Europe, with the Netherlands, the United Kingdom, and France at the top of the list. December Published research into crimeware group Vice Society, revealing how the group had pivoted to using a custom- branded ransomware variant we dubbed ‘PolyVice’. We also dug deeper into Metador, exploring the anti-analysis techniques used in one of the actor’s backdoors, Mafalda.

02 | Technology Highlights

Superior technology is the foundation of how we help our partners and our customers succeed against adversaries every day. A platform is only as good as the sum of its parts. Our goal is to deliver best-of-breed capabilities in all aspects of our unified, easy-to-use Singularity platform. We will continue to advance our capabilities, enabling us to deliver superior enterprise value and better business outcomes.

In FY24, our focus will be on three core areas of product innovation: **1)** Advancing our leadership in endpoint security, **2)** Solidifying our competitive advantage in cloud security, and **3)** Expanding our platform capabilities and market opportunity.

Secure Tomorrow: Maintaining Security Leadership

Our top priority is to ensure enterprises are secure and protected today and for the future. Building upon three consecutive years of leading in MITRE ATT&CK Evaluations, we're committed to staying ahead of the threat landscape, adversaries, and our competitors.

Once again, Garnter recognized SentinelOne as a Leader in the 2022 Gartner Magic Quadrant for Endpoint Protection Platforms. We believe our placement in the Magic Quadrant validates our go-to-market execution and vision of AI-based modern cybersecurity. More importantly, of the 18 vendors evaluated, SentinelOne again ranked the highest across all three customer use cases in the 2022 Gartner Critical Capabilities for Endpoint Protection Platforms. These top rankings emphasize our superior platform depth, breadth, and relevance for organizations of every size, maturity and industry. We're delivering on our mission to be a force for good—fortifying customer defenses against the most sophisticated threats at machine speed.

Highest Score in All Critical Capabilities Use Cases

TYPE A USE CASE	TYPE B USE CASE	TYPE C USE CASE
Lean Forward Organizations	**Blended Approach Organizations**	**Prevention Focused Organizations**
Highest Score	**Highest Score**	**Highest Score**

Disclaimer—Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

SENTINELONE Q4 FY2023 LETTER TO SHAREHOLDERS 6

Strengthen Our Cloud Security Advantage

Q4 was a record quarter for our cloud security solution. Superior technology, high win rates, and addressing key enterprise needs have resulted in marquee early adopters and competitive displacements. Our cloud security solution more than doubled quarter-over-quarter that included multiple million-dollar customer wins, contributing about 15% of our quarterly ACV. Cloud security is a critical enterprise need with a potentially unbounded greenfield addressable market. The number of cloud workloads can easily surpass the number of employees at any enterprise. Enterprises should never have to compromise between security and the risk of operational disruption or downtime. Our cloud workload protection gives enterprises clear technological advantages including superior operational stability, real time visibility, business agility, and system resource efficiencies. We are innovating and expanding our product offering and market presence in cloud security.

Expanding into CSPM with Wiz Partnership: We are excited to announce the expansion of our cloud security portfolio. As a technology leader in cloud workload protection (CWP), we are partnering with Wiz, the leader in cloud security posture management (CSPM). This is more than just a collaboration, it is an exclusive strategic and go-to-market partnership giving enterprises access to best-of-breed cloud security solutions. The joint offerings will provide customers with enhanced visibility and protection of their cloud workloads, streamlined procurement, and simplified deployment. This will enable our existing and new customers to better secure their cloud infrastructure and workloads without hampering the speed or agility of their application development teams.

Expand Platform Capabilities and Market Opportunity

Our security platform extends well beyond endpoint and cloud security, which both represent large and growing market opportunities. We will continue to extend the breadth of our platform capabilities, specifically around security data lake, identity security, and vulnerability management. Our platform approach enhances the enterprise's ability to access a broad range of security tools, consolidate point solutions, and gain favorable total cost of ownership. These innovations will magnify our competitive differentiation in the coming years. With an increasing platform breadth, we currently address multiple and growing address markets likely to exceed $100 billion in the coming years.



Endpoint Protection
Incident Response Tooling
Cloud Security
Identity, Detection & Response
Insider Threat & Deception
Attack Surface Management
Security Data Analytics
Managed Threat Services
Singularity Platform
Security DataLake
NATIVE DATA INGEST
Endpoint
Cloud
Identity
3RD PARTY DATA INGEST
Singularity Marketplace
LOG DATA INGEST

Singularity Platform

SENTINELONE Q4 FY2023 LETTER TO SHAREHOLDERS 7

As one innovation example, we are just scratching the surface of a massive security data market opportunity. The ability to integrate all enterprise data in one place through a single pane of glass is critical for a security platform to deliver the benefits of cost, performance, and scale. Our Singularity platform has the **first and only unified security data lake** with EDR hunting and querying capabilities.

Our platform ingests petabytes of data across hundreds of trillions of events, serving millions of queries in just seconds. Disparate solutions and vendors for EDR and security data lakes saddle enterprises with high costs and complexity. Every SentinelOne customer gets access to our unified Singularity data lake. There is no separate solution. Agnostic to source or vendor, our platform can ingest, correlate, and query all types of enterprise data at a significant scale—all in one place. This unique innovation is driven by a single query language that delivers AI-driven automation, actionability and seamless integration with other products across an enterprise. It provides meaningful business value and outcomes by delivering cost and performance benefits for security data analytics, data storage, and extended data retention.


Endpoint
Cloud
Singularity
Platform
Security DataLake
Identity

SentinelOne's Unified Security Data Lake

SENTINELONE Q4 FY2023 LETTER TO SHAREHOLDERS 8

03 | Go-To-Market Highlights

We continued to scale our business through a leading data and security platform and our powerful partner-supported go-to-market. In Q4, our ARR grew 88% year-over-year, driven by a combination of new customer growth and existing customer renewals and upsells. We saw broad-based strength across geographies. Our channel continues to magnify our reach and drive platform adoption.

Customer Growth

Q4 was one of our strongest quarters of win rates and customer additions, including enterprises with ARR of over a million-dollars. We added about 750 new customers in the quarter, and our total customer count grew ~50% year-over-year, exceeding 10,000. We continued to secure businesses of all sizes across geographies driven by stronger sales execution and higher win rates against legacy and large next-gen security vendors.

Our momentum with large enterprises was particularly strong as our customers with ARR over $100,000 grew 74% year-over-year to 905, much higher than total customer count. Our business mix from customers with ARR of over $100,000 continued to increase due to success with larger enterprises, channel ecosystem, and increasing adoption of platform capabilities.

We secured many prominent large wins ranging from large U.S. federal agencies to global financial institutions and technology pioneers, spanning both endpoint and cloud footprints. Large enterprises continue to select SentinelOne for leading performance, platform breadth, and a superior return on security investments.



Customers > $100K ARR
at quarter end
905
74%
520
Q4'22
Q4'23
Total Customers
at quarter end
10,000+
~50%
6,700+
Q4'22
Q4'23

SENTINELONE Q4 FY2023 LETTER TO SHAREHOLDERS 9

Retention & Expansion

Retention and expansion among our existing customers were extremely strong, proving resilient despite tight macroeconomic conditions. Our GRR improved and our NRR remained above 130% which is well above our long-term target of over 120%. Our NRR was driven by strong subscription expansion and cross-sell of adjacent solutions, including cloud, data retention, and others. We continue to balance customer growth with cross-selling new capabilities.

We are pleased with customer interest and the adoption of our broader platform solutions. Singularity Cloud once again remained our fastest-growing solution in Q4, followed by strong contributions from other emerging solutions like Data Retention, Vigilance MDR, and Identity Security. We have just begun to scratch the surface of a significant cloud security opportunity. We're winning sizable deals, including several multi-million dollar wins that can easily match or exceed the size of the endpoint deployment for these customers. Early deployments for many customers are just a fraction of their total cloud footprints. We're excited to expand our cloud security portfolio by partnering with Wiz. Given our expanding customer base and growth opportunities, we believe we are still in the early innings of a large expansion opportunity.



Net Retention Rate (NRR)
125%+
130%+
135%+
130%+
130%+
120% Target
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23

Partner Ecosystem

Our partner-supported go-to-market model continues to unlock meaningful scale and enhance our market position. Our channel leadership and momentum is strong. Most recently, several SentinelOne sales leaders were named to the 2023 CRN Channel Chiefs List. These recognitions are a testament to our teams' ability to execute successful partner programs and strategies. We believe we are the technology partner of choice for value-added resellers, MSSPs, global system integrators, distributors and incident response partners worldwide.

For years, we've taken a partner friendly go-to-market approach, where we enable their business instead of competing against them. This is especially important for strategic partnerships like MSSPs. We've architecturally designed capabilities that enhance these relationships, like multi-tenancy, automation, and role-based access control. Many of the leading MSSP providers have built successful practices on top of our Singularity platform. Our extensive and diverse network of channel partners that's very hard to replicate. It's not just a package design - but a true competitive technology moat. These product-driven differentiators fuel ease of deployment, scaled management, and robust integration capabilities. We believe this makes SentinelOne the partner of choice for MSSPs across the globe.

SENTINELONE Q4 FY2023 LETTER TO SHAREHOLDERS 10

We are partnering with most of the leading MSSPs, giving us a runway for meaningful and resilient growth. We achieved another quarter of standout growth from our MSSP partners as businesses are increasingly turning to managed security protection. We are also starting to see early adoption of modules through the MSSP channel, adding another growth driver in this channel. Together, we are providing enterprise grade protection to customers of all sizes.

We launched a partner enablement program in June 2021 to build a collaborative go-to-market approach. In Q4, we crossed a milestone with over 20,000 partner accreditations across our sales and technical training courses. Enabling our partners this way drives more channel engagement, more deal registrations, and larger pipeline as we continue to expand our brand and platform. We are fully engaged with our partners and customers—businesses from around the world will join SentinelOne's inaugural Global Customer Conference to gain the best-in-class cybersecurity tools needed to stay cybersecure.

04 | Q4 FY2023 Financials

Our fourth quarter performance was driven by strong demand from new and existing customers as well as large and mid-sized enterprises seeking to modernize and automate their cybersecurity technology. We delivered significant margin improvement year-over-year, driven by increased scale, and operational efficiencies.

Annualized Recurring Revenue (ARR) & Revenue

ARR grew 88% year-over-year to $549 million at the end of our fiscal fourth quarter, crossing the half-a-billion dollar mark. Net new ARR was $61 million, driven by stronger execution and fourth quarter seasonality. The strength was broad-based across new customer adds, existing customer renewals, and upsells.

Total revenue grew 92% year-over-year to $126 million in our fourth quarter. International revenue represented 35% of total revenue, reflecting growth of 125% year-over-year.



Annualized Recurring Revenue
$ million, year over year growth
88%
$292
$339
$439
$487
$549
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Revenue
$ million, year over year growth
92%
$66
$78
$103
$115
$126
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23

SENTINELONE Q4 FY2023 LETTER TO SHAREHOLDERS 11

Gross Profit & Margin

Gross profit was $86 million, or 68% of revenue, an improvement of 5% compared to a year ago. Non-GAAP gross profit reached a new record of $95 million, or 75% of revenue, compared to 66% of revenue a year ago. This significant year-over-year increase was primarily driven by increasing scale, data efficiencies, and growing platform adoption. Our fourth quarter gross margin also benefited from a one-time true-up related to cloud hosting costs.



Gross Margin
% of revenue, GAAP & Non-GAAP
66%
63%
68%
65%
72%
65%
71%
64%
75%
68%
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
GAAP
Non-GAAP

**A reconciliation of non-GAAP financial measures used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

Operating Expenses

Total operating expenses were $186 million, including $48 million of stock-based compensation expense (SBC), employer payroll tax on employee stock transactions, amortization of acquired intangible assets, and acquisition-related compensation costs. Total operating expenses increased 66% year-over-year, primarily due to an increase in headcount and SBC. Non-GAAP operating expenses were $138 million, representing 110% of revenue compared to $87 million or 132% of revenue a year ago. Non-GAAP operating expenses grew 59% year-over-year. The growth was driven by an increase in headcount.

Research and development expenses were $54 million, up 26% year-over-year. On a non-GAAP basis, research and development expenses increased 23% year-over-year to $40 million and represented 31% of revenue, compared to 49% a year ago. The year-over-year increase was primarily due to a higher headcount.

Sales and marketing expenses were $87 million, up 107% year-over-year. On a non-GAAP basis, sales and marketing expenses increased 101% year-over-year to $73 million and represented 58% of revenue, compared to 55% a year ago. The year-over-year increase was primarily due to a higher headcount.

General and administrative expenses were $45 million, up 63% year-over-year. On a non-GAAP basis, general and administrative expenses grew 42% year-over-year to $26 million and represented 20% of revenue, compared to 28% a year ago. The year-over-year increase was primarily due to a higher headcount.

SENTINELONE Q4 FY2023 LETTER TO SHAREHOLDERS 12

Operating Expenses
% of revenue, GAAP & Non-GAAP
GAAP
NON-GAAP
42%
64%
65%
Q4'22
36%
69%
43%
Q4'23
28%
55%
49%
Q4'22
20%
58%
31%
Q4'23
R&D
S&M
G&A

**A reconciliation of non-GAAP financial measures used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

Operating & Net Income (Loss)

GAAP operating margin was (79)%, compared to (108)% a year ago. Non-GAAP operating margin was (35)% compared to (66)% a year ago. The improvement in operating margin resulted from revenue growth outpacing the increase in our expenses.

GAAP net loss was $94 million, compared to $72 million a year ago. The larger loss reflects an increase in headcount and SBC. Non-GAAP net loss was $37 million compared to $44 million a year ago. The smaller loss resulted from revenue growth outpacing the increase in our expenses.


Operating Income (Loss) & Margin
$ million and % of revenue, GAAP & Non-GAAP
GAAP
NON-GAAP
Q4'22
$(71)
(108)%
Q4'23
$(100)
(79)%
Q4'22
$(43)
(66)%
Q4'23
$(44)
(35)%
EBIT
EBIT Margin %

**A reconciliation of non-GAAP financial measures used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

SENTINELONE Q4 FY2023 LETTER TO SHAREHOLDERS 13

Balance Sheet and Cash Flows

We ended the year with approximately $1.2 billion in cash, cash equivalents, and investments. Our strong balance sheet provides flexibility and support to drive sustainable growth while delivering meaningful margin expansion.

Net cash used in operating activities for the three months ended January 31, 2023, was $(22) million, compared to $(6) million a year ago. Free cash flow was $(25) million in the fourth quarter, compared to $(7) million a year ago.

05 | Guidance

We are providing the following guidance for the first quarter of the fiscal year 2024 (ending April 30, 2023) and for the fiscal year 2024 (ending January 31, 2024):

	Q1 FY24	Full-Year FY24
Revenue	$137 million	$631-640 million
Non-GAAP gross margin	73.5%	73.5-74.5%
Non-GAAP operating margin	(41)%	(29)-(25)%

In the first fiscal quarter, we expect revenue of about $137 million, reflecting growth of 75% year-over-year. For the full fiscal year 2024, we expect revenue of $631-640 million, reflecting growth of 51% at the midpoint. Cyber security remains a top IT priority, driven by a fervent and evolving threat landscape. At the same time, we are mindful of the near-term challenges impacting IT budgets. We expect the macro-related uncertainties to persist for the full year, which is factored into our guidance.

We expect our first fiscal quarter non-GAAP gross margin to be about 73.5%. For the full fiscal year 2024, we expect non-GAAP gross margin to be between 73.5-74.5%. Both our quarterly and full-year outlook reflect significant year-over-year gross margin expansion. We expect to continue benefiting from increasing scale, better data processing efficiencies, and module expansion.

Finally, we expect a non-GAAP operating margin of (41)% for our first fiscal quarter and (29)-(25)% for the full fiscal year 2024. Both our quarterly and full-year outlook represent a meaningful year-over-year improvement, reflecting the increasing scale and efficiency of our business. Looking ahead, we are committed to achieving our long-term profitability targets by balancing strong top-line growth with consistent margin improvement. We are continuing to make meaningful progress towards profitability and our long-term target EBIT margin of 20%+.

The above statements are based on current targets as of the date of this letter, and we undertake no obligation to update them after such date. These statements are forward-looking, and actual results may differ materially due to many factors. Refer to the Forward-Looking Statements safe harbor below for information on the factors that could cause our action results to differ materially from these forward-looking statements.

Guidance for non-GAAP financial measures excludes stock-based compensation expense, employer payroll tax on employee stock transactions, amortization expense of acquired intangible assets, and acquisition-related compensation costs. We have not provided the forward-looking, most directly comparable GAAP measures because certain items are out of our control or cannot be reasonably predicted. Accordingly, a reconciliation for non-GAAP gross mar-

SENTINELONE Q4 FY2023 LETTER TO SHAREHOLDERS 14

Q4 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 15 gin and non-GAAP operating margin is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided a reconciliation of other GAAP to non-GAAP metrics in tables at the end of this letter. Closing We will host a conference call at 2:00 pm Pacific Time / 5:00 pm Eastern Time today to discuss further details of our fiscal fourth quarter results. A live webcast and replay will be available on SentinelOne’s Investor Relations website at investors.sentinelone.com. Thank you for taking the time to read our shareholder letter. We look forward to your questions on our call this afternoon. Sincerely, Tomer Weingarten Dave Bernhardt President and CEO CFO 06

Q4 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 16 Forward-Looking Statements This letter and the live webcast, which will be held at 2:00 pm Pacific Time / 5:00 pm Eastern Time on March 14, 2023, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve risks and uncer- tainties, including statements regarding our future growth, execution, competitive position, and future financial and operating performance, including our financial outlook for the first quarter of fiscal year 2024 and full fiscal year 2024 (including non-GAAP gross profit and non-GAAP operating margin); our total addressable market, business strategy, acquisitions, and strategic investments; our reputation and performance in the market; general market trends; and our objectives. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “target,” “plan,” “expect,” or the negative of these terms and similar expressions are intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. There are a significant number of factors that could cause our actual results to differ materially from statements made in this letter and live webcast, including but not limited to our limited operating history; our history of losses; intense competition in the market we compete in; fluctuations in our operating results; network or security incidents against us; our ability to successfully integrate any acquisitions and strategic investments; defects, errors or vul- nerabilities in our platform; risks associated with managing our rapid growth; general market, political, economic, and business conditions, including those related to declining macroeconomic condition, rising interest rates, supply chain disruptions and inflation, recent banking sector issues, the continuing impact of COVID-19 and geopoitical uncertainty, including the effects of the conflict in Ukraine and the proposed judicial reform in Israel; our ability to at- tract new and retain existing customers, or renew and expand our relationships with them; the ability of our platform to effectively interoperate within our customers’ IT infrastructure; disruptions or other business interruptions that affect the availability of our platform; the failure to timely develop and achieve market acceptance of new products, and subscriptions as well as existing products, subscriptions and support offerings; rapidly evolving technological developments in the market for security products and subscription and support offerings; length of sales cycles; and risks of securities class action litigation. Additional risks and uncertainties that could affect our financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our filings and reports with the Securities and Exchange Commission (SEC), including our most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and other filings and reports that we may file from time to time with the SEC, copies of which are available on our website at investors.sentinelone.com and on the SEC’s website at www.sec.gov. You should not rely on these forward-looking statements, as actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of such risks and uncertainties. All forward-look- ing statements in this letter and the live webcast are based on information and estimates available to us at the time of this letter and the live webcast, respectively, and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. We do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date of this let- ter and live webcast or to reflect new information or the occurrence of unexpected events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

Q4 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 17 Non-GAAP Financial Measures In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. Non-GAAP financial information excludes stock-based compensation expense, employer payroll tax expense related to employee stock transactions and amor- tization of acquired intangible assets. We believe that non-GAAP financial information, when taken collectively, with the financial information presented in accordance with GAAP, may be helpful to investors because it provides con- sistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. In addition, the utility of free cash flow as a measure of our liquidity is limited as it does not represent the total increase or decrease in our cash balance for a given period. Reconciliations between non-GAAP financial measures to the most directly comparable financial measure stated in accordance with GAAP are contained at the end of the earnings press release following the accompanying financial data. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non- GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single finan- cial measure to evaluate our business. Non-GAAP Gross Profit and Non-GAAP Gross Margin We define non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respec- tively, excluding stock-based compensation expense, employer payroll tax on employee stock transactions, and amortization of acquired intangible assets. We believe non-GAAP gross profit and non-GAAP gross margin provide our management and investors consistency and comparability with our past financial performance and facilitate peri- od-to-period comparisons of operations, as these measures eliminate the effects of certain variables unrelated to our overall operating performance. Non-GAAP Loss from Operations and Non-GAAP Operating Margin We define non-GAAP loss from operations and non-GAAP operating margin as GAAP loss from operations and GAAP operating margin, respectively, excluding stock-based compensation expense, employer payroll tax on employee stock transactions, and amortization of acquired intangible assets. We believe non-GAAP loss from operations and non-GAAP operating margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics generally eliminate the effects of certain variables unrelated to our overall operating performance. Non-GAAP Net Loss and Non-GAAP Net Loss per Share, Basic and Diluted We define non-GAAP net loss as GAAP net loss excluding stock-based compensation expense, employer payroll tax on employee stock transactions, and amortization of acquired intangible assets. We define non-GAAP net loss per share, basic and diluted, as non-GAAP net loss divided by the weighted-average common shares outstanding. Since

Q4 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 18 we have reported net losses for all periods presented, we have excluded all potentially dilutive securities from the calculation of net loss per share as their effect is anti-dilutive and accordingly, basic and diluted net loss per share is the same for all periods presented. We believe that excluding these items from non-GAAP net loss and non-GAAP net loss per share, diluted, provides management and investors with greater visibility into the underlying performance of our core business operating results. Free Cash Flow Free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less cash used for purchases of property and equipment and capitalized internal-use software. We believe that free cash flow is a useful indicator of liquidity that provides information to management and investors, even if negative, as it provides useful information about the amount of cash generated (or consumed) by our operating activities that is available (or not available) to be used for other strategic initiatives. For example, if free cash flow is negative, we may need to access cash reserves or other sources of capital to invest in strategic initiatives. While we believe that free cash flow is useful in evaluating our business, free cash flow is a non-GAAP financial measure that has limitations as an analytical tool, and free cash flow should not be considered as an alternative to, or substitute for, net cash provided by (used in) operating activities in accordance with GAAP. The utility of free cash flow as a measure of our liquidity is limited as it does not represent the total increase or decrease in our cash balance for any given period and does not re- flect our future contractual commitments. In addition, other companies, including companies in our industry, may cal- culate free cash flow differently or not at all, which reduces the usefulness of free cash flow as a tool for comparison. Expenses Excluded from Non-GAAP Measures Stock-based compensation expense Stock-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond our control. As a result, management excludes this item from our internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation expense provide investors with a basis to measure our core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used. Employer payroll tax on employee stock transactions Employer payroll tax expense related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which varies in amount from period to period and is dependent on market forces that are often beyond our control. As a result, management excludes this item from our internal operating forecasts and models. Management believes that non-GAAP measures adjusted for employer payroll taxes on employee stock transactions provide investors with a basis to measure our core performance against the performance of other companies without the variability created by employer payroll taxes on employee stock transactions as a result of the stock price at the time of employee exercise. Amortization of acquired intangible assets Amortization of acquired intangible assets are tied to the intangible assets that were acquired in conjunction with acquisitions, which results in non-cash expenses that may not otherwise have been incurred. Management believes excluding the expense associated with intangible assets from non-GAAP measures allows for a more accu- rate assessment of our ongoing operations and provides investors with a better comparison of period-over-period operating results.

Q4 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 19 Acquisition-Related Compensation Costs Acquisition-related compensation costs include cash-based compensation expense resulting from the employment retention of certain employees established in accordance with the terms of the Attivo acquisition. Acquisition-related cash-based compensation costs have been excluded as they were specifically negotiated as part of the Attivo acqui- sition in order to retain such employees and relate to cash compensation that was made either in lieu of stock-based compensation or where the grant of stock-based compensation awards was not practicable. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or our performance after completion of acquisitions, because they are not related to our core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non- GAAP measures provides investors with a basis to compare our results against those of other companies without the variability caused by purchase accounting. Income Tax Provision (benefit) We believe that excluding the tax benefit associated with the partial reversal of the valuation allowance against our deferred tax assets during the second quarter of fiscal year 2023 provides our senior management as well as other users of our financial statements with a valuable perspective on the performance and health of the business. This par- tial reversal relates to realization of our deferred tax assets used to offset deferred tax liabilities recorded in the Attivo acquisition. This one-time benefit is not indicative of current or future operations and expenses. Key Business Metrics We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formu- late business plans and make strategic decisions. Annualized Recurring Revenue (ARR) We believe that ARR is a key operating metric to measure our business because it is driven by our ability to acquire new subscription and capacity customers and to maintain and expand our relationship with existing customers. ARR represents the annualized revenue run rate of our subscription and capacity contracts at the end of a reporting period, assuming contracts are renewed on their existing terms for customers that are under contracts with us. ARR is not a forecast of future revenue, which can be impacted by contract start and end dates and renewal rates.

Q4 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 20 Customers with ARR of $100,000 or More We believe that our ability to increase the number of customers with ARR of $100,000 or more is an indicator of our market penetration and strategic demand for our platform. We define a customer as an entity that has an active sub- scription for access to our platform. We count Managed Service Providers (MSPs), Managed Security Service Providers (MSSPs), Managed Detection & Response firms (MDRs), and Original Equipment Manufacturers (OEMs), who may pur- chase our products on behalf of multiple companies, as a single customer. We do not count our reseller or distributor channel partners as customers. Dollar-Based Net Retention Rate (NRR) We believe that our ability to retain and expand the revenue generated from our existing customers is an indicator of the long-term value of our customer relationships and our potential future business opportunities. Dollar-based net retention rate measures the percentage change in our ARR derived from our customer base at a point in time. To calculate these metrics, we first determine Prior Period ARR, which is ARR from the population of our customers as of 12 months prior to the end of a particular reporting period. We calculate Net Retention ARR as the total ARR at the end of a particular reporting period from the set of customers that is used to determine Prior Period ARR. Net Retention ARR includes any expansion and is net of contraction and attrition associated with that set of customers. NRR is the quotient obtained by dividing Net Retention ARR by Prior Period ARR. Definitions Customers: We define a customer as an entity that has an active subscription for access to our platform. We count MSPs, MSSPs, MDRs, and OEMs, who may purchase our product on behalf of multiple companies, as a single customer. We do not count our reseller or distributor channel partners as customers.

Q4 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 21 January 31, January 31, 2023 2022 Assets: Current assets: Cash and cash equivalents $137,941 $1,669,304 Short-term investments 485,584 374 Accounts receivable, net 151,492 101,491 Deferred contract acquisition costs, current 37,904 27,546 Prepaid expenses and other current assets 101,812 18,939 Total current assets 914,733 1,817,654 Property and equipment, net 38,741 24,918 Operating lease right-of-use assets 23,564 23,884 Long-term investments 535,422 6,000 Deferred contract acquisition costs, non-current 55,536 41,022 Intangible assets, net 145,093 15,807 Goodwill 540,308 108,193 Other assets 5,516 4,703 Total assets $2,258,913 $2,042,181 Liabilities and Stockholders’ Equity: Current liabilities: Accounts payable $11,214 $9,944 Accrued liabilities 100,015 22,657 Accrued payroll and benefits 54,955 61,150 Operating lease liabilities, current 3,895 4,613 Deferred revenue, current 303,200 182,957 Total current liabilities 473,279 281,321 Deferred revenue, non-current 103,062 79,062 Operating lease liabilities, non-current 23,079 24,467 Other liabilities 2,788 6,543 Total liabilities 602,208 391,393 Stockholders’ Equity: Preferred stock — — Class A common stock 21 16 Class B common stock 8 11 Additional paid-in capital 2,663,394 2,271,980 Accumulated other comprehensive income (loss) (6,367) 454 Accumulated deficit (1,000,351) (621,673) Total stockholders’ equity 1,656,705 1,650,788 Total liabilities and stockholders’ equity $2,258,913 $2,042,181 SENTINELONE, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

SENTINELONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data) (unaudited)	Three Months Ended January 31, 2023	Three Months Ended January 31, 2022	Twelve Months Ended January 31, 2023	Twelve Months Ended January 31, 2022
Revenue	$126,096	$65,636	$422,179	$204,799
Cost of revenue[1]	39,771	24,249	144,177	81,677
Gross profit	86,325	41,387	278,002	123,122
Operating Expenses:				
Research and development[1]	53,904	42,644	207,008	136,274
Sales and marketing[1]	87,254	42,115	310,848	160,576
General and administrative[1]	45,197	27,719	162,722	93,504
Total operating expenses	186,355	112,478	680,578	390,354
Loss from operations	(100,030)	(71,091)	(402,576)	(267,232)
Interest income	9,906	59	21,408	202
Interest expense	(605)	(2)	(1,830)	(787)
Other income (expense), net	(648)	(259)	(1,293)	(2,280)
Loss before income taxes	(91,377)	(71,293)	(384,291)	(270,097)
Provision (benefit) for income taxes	2,303	416	(5,613)	1,004
Net loss	$(93,680)	$(71,709)	$(378,678)	$(271,101)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.33)	$(0.27)	$(1.36)	$(1.56)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	283,545,048	265,775,986	277,802,861	174,051,203
[1] Includes Stock-based Compensation Expense as Follows:				
Cost of revenue	$3,011	$1,192	$10,093	$3,618
Research and development	13,817	10,361	51,771	35,358
Sales and marketing	11,138	4,660	40,115	15,460
General and administrative	18,182	9,483	62,487	33,453
Total stock-based compensation expense	$46,148	$25,696	$164,466	$87,889

SENTINELONE Q4 FY2023 LETTER TO SHAREHOLDERS 22

Q4 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 23 Twelve Months Ended January 31, 2023 2022 CASH FLOW FROM OPERATING ACTIVITIES Net loss $(378,678) $(271,101) Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities Depreciation and amortization 29,721 7,909 Amortization of deferred contract acquisition costs 36,417 21,670 Non-cash operating lease costs 3,559 2,862 Stock-based compensation expense 164,466 87,889 Loss on investments, accretion of discounts, and amortization of premiums on investments, net (12,217) — Other (1,187) (456) Changes in Operating Assets and Liabilities, Net of Effects of Acquisition Accounts receivable (44,442) (59,082) Prepaid expenses and other assets (14,499) (7,319) Deferred contract acquisition costs (61,289) (53,565) Accounts payable 3,670 (2,076) Accrued liabilities 4,976 18,080 Accrued payroll and benefits (7,205) 41,462 Operating lease liabilities (5,320) (3,139) Deferred revenue 92,496 115,142 Other liabilities (3,755) 6,136 Net cash used in operating activities (193,287) (95,588) CASH FLOW FROM INVESTING ACTIVITIES Purchases of property and equipment (4,953) (3,653) Purchases of intangible assets (407) (802) Capitalization of internal-use software (13,452) (5,839) Purchases of investments (1,938,007) (6,000) Maturities of investments 925,185 — Cash paid for acquisition, net of cash and restricted cash acquired (281,032) (3,449) Net cash used in investing activities (1,312,666) (19,743) CASH FLOW FROM FINANCING ACTIVITIES Payments of deferred offering costs (186) (7,416) Repayment of debt — (20,000) Proceeds from exercise of stock options 17,335 14,622 Proceeds from issuance of common stock under the employee stock purchase plan 19,159 11,356 Proceeds from initial public offering and private placement, net of underwriting discounts and commissions — 1,388,562 Net cash provided by financing activities 36,308 1,387,124 EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS — 1,146 NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH (1,469,645) 1,272,939 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH–Beginning of period 1,672,051 399,112 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH–End of period $202,406 $1,672,051 SENTINELONE, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

SENTINELONE, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except percentages and per share data) (unaudited)	Three Months Ended January 31, 2023	Three Months Ended January 31, 2022	Twelve Months Ended January 31, 2023	Twelve Months Ended January 31, 2022
Cost of Revenue Reconciliation:				
GAAP cost of revenue	$39,771	$24,249	$144,177	$81,677
Stock-based compensation expense	(3,011)	(1,192)	(10,093)	(3,618)
Employer payroll tax on employee stock transactions	(35)	—	(85)	—
Amortization of acquired intangible assets	(5,139)	(558)	(15,957)	(2,165)
Acquisition-related compensation	(130)	—	(424)	—
Non-GAAP cost of revenue	$31,456	$22,499	$117,618	$75,894
Gross Profit Reconciliation:				
GAAP gross profit	$86,325	$41,387	$278,002	$123,122
Stock-based compensation expense	3,011	1,192	10,093	3,618
Employer payroll tax on employee stock transactions	35	—	85	—
Amortization of acquired intangible assets	5,139	558	15,957	2,165
Acquisition-related compensation	130	—	424	—
Non-GAAP gross profit	$94,640	$43,137	$304,561	$128,905
Gross Margin Reconciliation:				
GAAP gross margin	68%	63%	66%	60%
Stock-based compensation expense	2%	2%	2%	2%
Employer payroll tax on employee stock transactions	—%	—%	—%	—%
Amortization of acquired intangible assets	4%	1%	4%	1%
Acquisition-related compensation	—%	—%	—%	—%
Non-GAAP gross margin	75%	66%	72%	63%
Research and Development Expense Reconciliation:				
GAAP research and development expense	$53,904	$42,644	$207,008	$136,274
Stock-based compensation expense	(13,817)	(10,361)	(51,771)	(35,358)
Employer payroll tax on employee stock transactions	(86)	(154)	(250)	(201)
Acquisition-related compensation	(437)	—	(1,165)	—
Non-GAAP research and development expense	$39,564	$32,129	$153,822	$100,715
Sales and Marketing Expense Reconciliation:				
GAAP sales and marketing expense	$87,254	$42,115	$310,848	$160,576
Stock-based compensation expense	(11,138)	(4,660)	(40,115)	(15,460)
Employer payroll tax on employee stock transactions	(127)	(949)	(505)	(1,234)
Amortization of acquired intangible assets	(2,143)	(189)	(6,613)	(734)
Acquisition-related compensation	(706)	—	(1,780)	—
Non-GAAP sales and marketing expense	$73,140	$36,317	$261,835	$143,148

SENTINELONE Q4 FY2023 LETTER TO SHAREHOLDERS 24

SENTINELONE, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except percentages and per share data) (unaudited)	Three Months Ended January 31, 2023	Three Months Ended January 31, 2022	Twelve Months Ended January 31, 2023	Twelve Months Ended January 31, 2022
General and Administrative Expense Reconciliation:				
GAAP general and administrative expense	$45,197	$27,719	$162,722	$93,504
Stock-based compensation expense	(18,182)	(9,483)	(62,487)	(33,453)
Employer payroll tax on employee stock transactions	(1,002)	(161)	(1,395)	(348)
Amortization of acquired intangible assets	(19)	(19)	(75)	(73)
Acquisition-related compensation	(320)	—	(999)	—
Non-GAAP general and administrative expense	$25,674	$18,056	$97,766	$59,630
Operating Loss Reconciliation:				
GAAP operating loss	$(100,030)	$(71,091)	$(402,576)	$(267,232)
Stock-based compensation expense	46,148	25,696	164,466	87,889
Employer payroll tax on employee stock transactions	1,250	1,264	2,235	1,783
Amortization of acquired intangible assets	7,301	766	22,645	2,972
Acquisition-related compensation	1,594	—	4,369	—
Non-GAAP operating loss	$(43,737)	$(43,365)	$(208,861)	$(174,588)
Operating Margin Reconciliation:				
GAAP operating margin	(79)%	(108)%	(95)%	(130)%
Stock-based compensation expense	36%	39%	39%	43%
Employer payroll tax on employee stock transactions	1%	2%	1%	1%
Amortization of acquired intangible assets	6%	1%	5%	1%
Acquisition-related compensation	1%	—%	1%	—%
Non-GAAP operating margin	(35)%	(66)%	(49)%	(85)%
Net Loss Reconciliation:				
GAAP net loss	$(93,680)	$(71,709)	$(378,678)	$(271,101)
Stock-based compensation expense	46,148	25,696	164,466	87,889
Employer payroll tax on employee stock transactions	1,250	1,264	2,235	1,783
Amortization of acquired intangible assets	7,301	766	22,645	2,972
Acquisition-related compensation	1,594	—	4,369	—
Income tax provision (benefit)	—	—	(9,667)	—
Non-GAAP net loss	$(37,387)	$(43,983)	$(194,630)	$(178,457)
Basic and Diluted EPS Reconciliation:				
GAAP net loss per share, basic and diluted	$(0.33)	$(0.27)	$(1.36)	$(1.56)
Stock-based compensation expense	0.16	0.10	0.58	0.50
Employer payroll tax on employee stock transactions	—	—	0.01	0.01
Amortization of acquired intangible assets	0.03	—	0.08	0.02
Acquisition-related compensation	0.01	—	0.02	—
Income tax provision (benefit)	—	—	(0.03)	—
Non-GAAP net loss per share, basic and diluted	$(0.13)	$(0.17)	$(0.70)	$(1.03)

SENTINELONE Q4 FY2023 LETTER TO SHAREHOLDERS 25

Q4 FY2023 LETTER TO SHAREHOLDERSSENTINELONE 26 Three Months Ended January 31, Twelve Months Ended January 31, 2023 2022 2023 2022 GAAP net cash used in operating activities $(22,069) $(5,585) $(193,287) $(95,588) Less: Purchases of property and equipment (126) (385) (4,953) (3,653) Less: Capitalized internal-use software (3,173) (1,106) (13,452) (5,839) Free cash flow $(25,368) $(7,076) $(211,692) $(105,080) Net cash used in investing activities $(66,674) $(7,773) $(1,312,666) $(19,743) Net cash provided by financing activities $16,530 $17,348 $36,308 $1,387,124 SENTINELONE, INC. Reconciliation of Cash Used in Operating Activities to Free Cash Flow (in thousands) (unaudited)

sentinelone.com © SentinelOne 2023